Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated May 22, 2015, with respect to the financial statements of Woodway Financial Advisors, a Trust Company, as of December 31, 2014, and for the year then ended, appearing in this current report on Form 8-K/A. We also consent to the incorporation by reference of such report in the Registration Statements of Westwood Holdings Group, Inc. on Form S-8 (File Nos. 333-98841, 333-133963, 333-160337, 333-175696, 333-187998 and 333-188002).

/s/ Briggs & Veselka Co.

Houston, Texas

June 10, 2015

HOUSTON OFFICE 713.667.9147 Tel. ● 713.667.1697 Fax
Nine Greenway Plaza, Suite 1700 ● Houston, Texas 77046 ● www.bvccpa.com

Member of the Center for Public Company Audit Firms of the American Institute of Certified Public Accountants